EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 227814 on Form S-3 and Registration Statement Nos. 333-218511 and 333-211200 on Form S-8 of our reports dated February 27, 2019, relating to the consolidated financial statements of Intellia Therapeutics, Inc., and the effectiveness of Intellia Therapeutics, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Intellia Therapeutics, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
February 27, 2019